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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: October 31, 2007

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS
(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084
(281) 749-7800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

    Since August 23, 2007, the ATWOOD HUNTER has worked for Burullus Gas Co. (“Burullus”) off the coast of Egypt under a contract that initially we expected to take 140 days to complete at dayrates of $320,000 for the first 90 days, $355,000 for the next 35 days and $410,000 thereafter (which was expected to be 15 days). It currently appears that the rig will complete the Burullus work around the middle of November 2007 and will, thus, not reach the $355,000 or $410,000 dayrate level. Immediately upon completion of its work in Egypt, the rig will return to work under the suspended contract for Woodside Energy Ltd. (“Woodside”) with the rig expected to be moved to Mauritania at a dayrate of $240,000. The Woodside reinstated contract is now expected to be completed in July 2008; however, Woodside has two (2) six month options at dayrates to be mutually agreed, with a new agreement to use the rig beyond its current commitment having to be executed by 15 December 2007. When the Woodside contract is reinstated around the middle of November 2007, ATWOOD HUNTER revenues for the first quarter of fiscal year 2008 will be negatively impacted by approximate $5.5 million ($0.17 reduction in earnings per share) compared to revenues for the quarter that could have been earned if the rig worked the entire period under the Burullus contract.

     In October 2007, the SEAHAWK incurred 15 zero rate days due to equipment downtime which has negatively impacted revenues for the quarter by approximately $1 million ($0.03 reduction in earnings per share). These equipment issues have now been resolved and the rig is currently working at its operating dayrate of approximately $76,000 plus approximately $19,000 of amortized per day revenue.

     The ATWOOD EAGLE continues to work offshore Australia under its contract with BHP Billiton (“BHPB”) which now is expected to take until mid-April 2008 to complete. Upon the rig completing the drilling of its current well (estimated around mid-November 2007), it is expected to incur around 15 zero rate days for required regulatory inspections and planned maintenance. Immediately upon completion of the required inspection and maintenance, the rig will return to work for BHPB to drill three remaining wells at a dayrate of approximately $170,000. Upon completing the BHPB work, the rig will drill one well for ENI Spa AGIP Exploration & Production Division (estimated to take from mid-April 2008 to the end of May 2008 to complete) at a dayrate of $360,000 and then commence a two-year contract for Woodside at a dayrate of $405,000.

     The ATWOOD SOUTHERN CROSS continues to work in the Black Sea under contract commitments with Turkiye Petrolleri A.O. (“TPAO”) and Melrose Resources (“Melrose”). The rig is currently working for TPAO at a dayrate of $290,000. Immediately upon completion of this drilling program (estimated mid-November 2007), the rig will drill three wells for Melrose offshore Bulgaria with a dayrate of $145,000 for the first two wells (estimated to take twenty-five (25) days to thirty-five (35) days complete) and a dayrate of $380,000 for the last well (estimated to take ten (10) days to fifteen (15) days complete). Following the completion of the Melrose work, the rig will drill one remaining well for TPAO at a dayrate of $320,000 (estimated to take thirty (30) to forty-five (45) days to complete). The last TPAO well could be located outside the Black Sea. Following the completion of all commitments in the Black Sea (estimated December 2007 / January 2008), the rig will be mobilized out of the Black Sea to the Mediterranean Sea (estimated to take fifteen (15) to twenty (20) days) at a dayrate of $100,000.

     The RICHMOND was moved to a shipyard in the United States in October 2007 to undergo an approximate $14 million life enhancing upgrade, which is expected (after incurring some weather related delays) to take around seventy (70) days to complete. Following the shipyard period the rig has one well left to drill for Helis Oil & Gas at a dayrate of $80,000 with additional work being pursued.

     We currently expect total drilling costs for the first quarter of fiscal year to be $50 million to $52 million, with a projected increase in total drilling costs for fiscal year 2008 compared to fiscal year 2007 of 10% to 12%.

      Additional information with respect to the Company’s Fleet Status Report at October 31, 2007 is attached hereto as Exhibit 99.1. Such information is being furnished under Regulation FD and should not be deemed to be filed under Section 19 of the Exchange Act.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

ITEM 9.01      EXHIBITS

EXHIBIT 99.1 Fleet Status Report at October 31, 2007

EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTION

99.1	Fleet Status Report at October 31, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC
(Registrant)

/s/ James M. Holland James M. Holland Senior Vice President

DATE: October 31, 2007